Exhibit 99.2

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY AMENDS CREDIT AGREEMENT TO MODIFY CHANGE OF CONTROL DEFINITION

Houston, Texas, July 9, 2009 – Dune Energy, Inc. (NYSE AMEX:DNE) announced it signed a second amendment to its Credit Agreement with Wells Fargo Foothill modifying the Change of Control definition and thus curing an Event of Default that had previously been waived until July 17, 2009 by the lender as reported in an 8-K dated May 11, 2009 and June 5, 2009.

The Event of Default was triggered on May 6, 2009 when the Permitted Holders no longer held 51% or more of our outstanding Common Stock. The Permitted Holders were defined as Itera Holdings BV, Natural Gas Partners VII, LP, Alan Gaines and James Watt. In the second quarter 21,116 preferred shares were converted into 31.2 million common shares resulting in 139.5 million common shares outstanding at the end of the quarter. The Permitted Holders held approximately 40.3% of the outstanding Common Stock of the Company at the end of the quarter. The modified definition states in part that a Change of Control occurs if any person or group other than the Permitted Holders becomes a beneficial owner of 15% or more of the outstanding common stock of the Company, that a majority of the members of the Board of Directors do not constitute Continuing Directors, or Frank Smith, the Company’s CFO or James Watt, the company’s CEO cease employment with the Company and a successor acceptable to the lenders is not appointed within 30 days of termination of employment.

All other terms of the credit agreement remain unchanged. At the end of the second quarter Dune had $12.8 million in cash and $17 million borrowed against the $35 million available under the revolver. This amount will be classified as current liabilities at the end of the quarter as the maturity of the facility is under one year. The revolver availability is subject to a mid year review of reserves subject to the credit agreement.

Dune and Wells Fargo Foothill continue discussions to amend the Credit Agreement to extend the term beyond the current maturity date of May 15, 2010 and increase the availability under the revolver to up to $50 million which is the maximum amount permitted by the Company’s other loan documents. To achieve the $50 million availability, additional properties would have to be committed to the revolver.

James A. Watt, the Company’s President and Chief Executive Officer stated “We are pleased that Wells Fargo Foothill agreed to this amendment to cure a non-financial Event of Default and we look forward to working with them once we conclude our mid year reserve report on potentially structuring a longer term credit agreement.”

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FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc.,
+1-713-229-6300.